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                             THE TODD-AO CORPORATION


SALAH M. HASSANEIN           As of October 1, 1994
   PRESIDENT

     Joseph R. DeLang
     277 Goldenwood Circle
     Simi Valley, CA 93065

          Re: Employment Agreement

     Dear Mr. DeLang:

          This letter will constitute your employment agreement with The Todd-AO Corporation (the "Company"):

     1. EMPLOYMENT. The Company hereby employs you as a Senior Vice President and as the Executive Vice President of Todd-AO/Glen Glenn Studios. You agree to perform all duties as may be from time to time assigned you by the Company's President or Chief Executive Officer and to devote your full business time, skill and attention to such services on an exclusive basis. You will be based primarily in Los Angeles but may from time to time be asked to take temporary assignments in other cities, in which event the Company will pay your reasonable travel and living expenses in accordance with its normal policies.

     2.  COMMENCEMENT DATE AND TERM.

           2.1. COMMENCEMENT DATE. The Commencement Date of this agreement shall be October 1, 1994 or such earlier date as may be mutually agreed.

           2.2. TERM. The term of your employment will begin as of the Commencement Date and will continue for a period of 36 months thereafter. Notwithstanding the foregoing, the Company may terminate your employment without liability on at least 10 days prior written notice to you if you are unable to render substantially all of the services required hereunder for a period of 6 months or more because of physical or mental disability.



     900 NORTH SEWARD STREET                       1021 NORTH SEWARD STREET
    HOLLYWOOD, CALIFORNIA 90038                   HOLLYWOOD, CALIFORNIA  90038
(213) 962-4000-FAX (213) 466-2327              (213) 962-4000-FAX (213) 466-7903


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J. R. DeLang
As of October 1, 1994
Page 2

     2.3. CONSEQUENCES OF TERMINATION. Upon any termination of your employment for any reason (including the expiration of the term of this agreement) you will not, on behalf of yourself or others, directly or indirectly for a period of 12 months following the effective date of termination: (i) solicit or otherwise attempt to induce any of the Company's customers to acquire any product or use any service (including without limitation any production or postproduction service) then sold or provided by the Company; or (ii) solicit or induce any employee of the Company to leave such employment.

3. COMPENSATION AND BENEFITS. For the indicated weeks following the Commencement Date your compensation will be as follows:

     Weeks                         Gross Weekly Compensation
     -----                         ----- ------ ------------

       1-52                             $5,480.77
     53-104                              5,769.23
    105-156                              6,153.85

     You will be entitled to three weeks paid vacation per year and a $500/month car allowance. You are eligible to participate in the Company's 401(k) Plan and to receive group medical coverage on the same basis as other Company employees who are not participants in the Motion Picture Industry Health Plan, together with additional benefits (if any) to the extent generally offered to employees who are not union members. Further benefits are at the Company's discretion.
To the extent (if any) that the Company is required to offer you participation in the Motion Picture Industry Health, Pension or other benefit Plan, you acknowledge that you have been offered such participation and specifically waive it.

     Prior to the execution of this Agreement you have received a $25,000 advance, which you agree to repay in substantially equal installments over the 52 weeks following the execution of this agreement, together with interest on the unpaid balance at the Company's borrowing rate. You irrevocably authorize a payroll deduction or offset against any amounts otherwise due you from the Company (as compensation or otherwise) to repay the advance.

4. DEFERRED COMPENSATION. You may elect at any time during a calendar year to defer a portion of your compensation for that year (the "deferred portion") by giving written notice to the Company. Your election will be deemed to constitute your deferred compensation arrangement for that year and must relate to compensation to be earned after the election is made.


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J. R. DeLang
As of October 1, 1994
Page 3

     4.1. INTEREST. Interest on the deferred portion will accrue at the Bank of America prime rate, determined and compounded semi-annually.

     4.2. PAYMENT. Within 90 days after the termination of your employment with the Company, you may elect to have the deferred portion and accrued interest paid in a lump sum or in monthly installments over a period not to exceed 60 months.

     4.3. BENEFICIARIES. In the event of your death, the deferred portion and accrued interest will be paid to your estate or to such beneficiaries as you may designate in writing, either in a lump sum or in installments, as such beneficiaries may elect within 90 days after your death.

     4.4. NO ASSIGNMENT OR ACCELERATION. Except as otherwise set forth above or as otherwise consented to by the Company in its reasonable discretion, your rights to the deferred portion are not assignable and are not payable before the termination of your employment.

     4.5. TERMINATION. The Company may discontinue the deferral arrangement at any time if it would present a reasonable likelihood of adverse tax or other consequences to the Company. In this regard the Company's judgment shall be conclusive.

5.  INTELLECTUAL PROPERTY.

     5.1. INCLUDED INVENTIONS. For purposes of this agreement, "Included Inventions" shall mean all developments, designs, creations, improvements, original works of authorship, copyrights, formulas, processes, know how, techniques and/or inventions made or conceived or reduced to practice during the term of this agreement or reduced to practice within 12 months after termination of this agreement, that relate in any way to computer graphics, visual effects, audio and visual production and post production, film, television, cable, CD ROM, multi-media, or any other business now or hereafter conducted by the Company.

     Excluded from the foregoing definitions of "Included Inventions" are any inventions exempt under the provisions of Section 2870 of the California Labor Code, which provides as follows:


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J. R. DeLang
As of October 1, 1994
Page 4

     "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.

     (b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

     5.2. DISCLOSURE AND OWNERSHIP. You agree to promptly disclose all Included Inventions to the Company. All Included Inventions shall be the sole and exclusive property of the Company and you hereby assign to the Company all of your right, title and interest in such Included Inventions.

     5.3. FURTHER ASSURANCES. You will assist the Company in applying for and obtaining patents, copyrights and/or other protection for the Included Inventions (during the term of this Agreement and thereafter) provided that you will be reasonably compensated if the Company's requests your assistance after termination of this agreement. You will sign such additional documents as the Company may request in order to confirm the Company's rights to Included Inventions. In the event the Company is unable to obtain your signature on any document needed to apply for, obtain or enforce any intellectual property rights relating to any Included Invention for any reason whatsoever (including without limitation your refusal, unavailability or incapacity), you hereby irrevocably appoint Christopher D. Jenkins or Silas R. Cross, or either of them acting alone, with full power of substitution, as your agent and attorney in fact to act for and on your behalf in connection with the execution and filing of any such document with the same legal force and effect as if such acts were performed by you.

6. CONFIDENTIAL INFORMATION. You agree to keep secret and confidential all information previously or subsequently acquired by you concerning the business and affairs of the Company and will not use such information in a manner adverse to the Company's interests.


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J. R. DeLang
As of October 1, 1994
Page 5

7. EQUITABLE RELIEF. You acknowledge and agree that because of the unique and extraordinary nature of your services, any breach or threatened breach by you of this agreement (including without limitation the non-solicitation provisions of Section 2.3) will cause irreparable injury and incalculable harm to the Company and that the Company shall be entitled to any remedy at law or in equity, including injunctive relief.

8. MISCELLANEOUS. This agreement constitutes the entire understanding relating to your employment and no waiver or modification shall be valid unless in writing and signed by the party to be charged.

     If this sets forth our agreement, please sign and return a copy of this letter.

                                        Very truly yours,


                                        Salah M. Hassanein
                                        President

Accepted and Agreed:


J. R. DeLang